                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                        _______________________________


                                  FORM 8-K/A


                                 Current Report

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported) April 20, 1998


                      EASTERN ENVIRONMENTAL SERVICES, INC.
                      ------------------------------------
                 (Exact name of issuer as specified in charter)



         Delaware                      0-16102                59-2840783
      (State or Other                Commission            (I.R.S. Employer
      Jurisdiction of                File Number            Identification
      Incorporation)                                           Number)


               1000 CRAWFORD PLACE, MT. LAUREL, NEW JERSEY  08054
                    (Address of principal executive offices)


                                 (609)235-6009
              (Registrant's telephone number, including area code)

ITEM 7.   FINANCIAL STATEMENTS AND PRO FORMA
       Financial Information.
       -------------------------------------
     The Registrant is filing herewith updated financial information for the pending acquisition of Atlantic Waste Disposal, Inc. ("Atlantic Disposal") and Atlantic Waste of New York, Inc. ("Atlantic New York") pursuant to the terms of Agreements for the Sale and Purchase of Stock (the "Stock Purchase Agreements") dated March 25, 1998 for total consideration of approximately $85.6 million.

(A)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

     Consolidated Balance Sheets as of March 31, 1998 and 1997 (Unaudited) Consolidated Statements of Operations for the Three Months Ended
          March 31, 1998 and 1997 (Unaudited)
     Consolidated Statements of Stockholder's Equity for the Three Months Ended
          March 31, 1998 and 1997 (Unaudited)
     Consolidated Statements of Cash Flows for the Three Months Ended March 31,
          1998 and 1997 (Unaudited)
     Selected Notes to Consolidated Financial Statements (Unaudited)


(B)  PRO FORMA FINANCIAL INFORMATION

     Pro Forma Consolidated Statement of Operations for the Three Months Ended
          March 31, 1998 (Unaudited)
     Pro Forma Consolidated Balance Sheet as of March 31, 1998 (Unaudited)


               SIGNATURE
               ---------

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 Eastern Environmental Services, Inc.

Date: May 20, 1998               By:  /s/ Gregory M. Krzemien
                                   --------------------------
                                 Gregory M. Krzemien, Chief Financial Officer

ATLANTIC WASTE DISPOSAL, INC.
(A WHOLLY-OWNED SUBSIDIARY OF BRAMBLES WASTE SERVICES, INC.)

CONSOLIDATED BALANCE SHEETS - UNAUDITED
MARCH 31, 1998 AND 1997
(AMOUNTS IN THOUSANDS, EXCEPT COMMON STOCK DATA) ASSETS
-------------------------------------------------------------------------------
                                                                 1998      1997

CURRENT ASSETS:
  Cash and cash equivalents                                    $   271  $     -
  Accounts receivable (net of allowance for doubtful
    accounts of $35 in 1998 and $424 in 1997)                    3,494    2,255
  Other current assets                                             289      148
  Assets held for sale                                               -      384
                                                               -------  -------

               Total current assets                              4,054    2,787
                                                               -------  -------

PROPERTY AND EQUIPMENT, At cost                                 39,207   33,281

Less accumulated depreciation                                   (5,397)  (3,609)
                                                               -------  -------

               Property and equipment, net                      33,810   29,672
                                                               -------  -------

OTHER ASSETS:
  Deferred acquisition costs (net of accumulated
    amortization of $2,987 in 1998 and $1,916 in 1997)          24,528   25,599
  Deferred income taxes                                          9,116    8,096
  Escrow accounts, deposits and cash bonds                         390      330
  Other non-current assets                                          45      282
                                                               -------  -------

               Total other assets                               34,079   34,307
                                                               -------  -------

TOTAL                                                          $71,943  $66,766
                                                               =======  =======

LIABILITIES AND STOCKHOLDER'S EQUITY                            1998     1997

CURRENT LIABILITIES:
  Due to affiliated company                                     $61,005 $57,234
  Accounts payable                                                  723     547
  Other current liabilities                                       2,235   1,067
  Cash overdraft                                                      -     277
                                                                ------- -------

         Total current liabilities                               63,963  59,125
                                                                ------- -------

NON-CURRENT LIABILITIES - Other non-current liabilities              35      35

CLOSURE RESERVES                                                    945     606
                                                                ------- -------

         Total liabilities                                       64,943  59,766
                                                                ------- -------

COMMITMENTS AND CONTINGENCIES (Note 2)                                -       -

STOCKHOLDER'S EQUITY:
  Common stock, $1 par value - authorized, 1,000 shares;
    issued and outstanding, 100 shares                                -       -
  Additional paid-in capital                                     22,175  20,138
  Accumulated deficit                                            15,175  13,138
                                                                ------- -------

          Total stockholder's equity                              7,000   7,000
                                                                ------- -------

          TOTAL                                                 $71,943 $66,766
                                                                ======= =======

See selected notes to consolidated financial statements.
--------------------------------------------------------------------------------

ATLANTIC WASTE DISPOSAL, INC.
(A WHOLLY-OWNED SUBSIDIARY OF BRAMBLES WASTE SERVICES, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
THREE MONTHS ENDED MARCH 31, 1998 AND 1997
(AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                 1998     1997

SALES REVENUE                                                 $ 6,596  $ 4,024

COST OF SALES                                                   5,223    4,064
                                                              -------  -------

               Gross profit (loss)                              1,373      (40)

OPERATING EXPENSES - Selling and administrative expenses          560      527
                                                              -------  -------

OPERATING INCOME (LOSS)                                           813     (567)

Other income                                                        -      174

Interest expense                                                1,434    1,346
                                                              -------  -------

NET LOSS BEFORE INCOME TAXES                                      621    1,739

INCOME TAX BENEFIT - Deferred                                     147      569
                                                              -------  -------

NET LOSS                                                      $   474  $ 1,170
                                                              =======  =======

See selected notes to consolidated financial statements.

ATLANTIC WASTE DISPOSAL, INC.
(A WHOLLY-OWNED SUBSIDIARY OF BRAMBLES WASTE SERVICES, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY - UNAUDITED
THREE MONTHS ENDED MARCH 31, 1998 AND 1997
(AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                          ADDITIONAL
                                                                  COMMON   PAID-IN    ACCUMULATED
                                                                  STOCK    CAPITAL      DEFICIT    TOTAL

BALANCE, JANUARY 1, 1997                                        $    -     $18,968      $11,968   $7,000

  Capital contributions                                              -       1,170            -    1,170

  Net loss                                                           -           -        1,170    1,170
                                                                ------     -------      -------   ------

BALANCE, MARCH 31, 1997                                         $    -     $20,138      $13,138   $7,000
                                                                ======     =======      =======   ======

BALANCE, JANUARY 1, 1998                                        $    -     $21,701      $14,701   $7,000

  Capital contributions                                              -         474            -      474

  Net loss                                                           -           -          474      474
                                                                ------     -------      -------   ------

BALANCE, MARCH 31, 1998                                         $    -     $22,175      $15,175   $7,000
                                                                ======     =======      =======   ======

See selected notes to consolidated financial statements.

ATLANTIC WASTE DISPOSAL, INC.
(A WHOLLY-OWNED SUBSIDIARY OF BRAMBLES WASTE SERVICES, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
THREE MONTHS ENDED MARCH 31, 1998 AND 1997
(AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                           1998       1997

OPERATING ACTIVITIES:
 Net loss                                                $  (474)  $(1,170)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
  Depreciation and amortization                              812       491
  Closure reserves                                           100        38
  Deferred income taxes                                     (147)     (569)
  Write-down of equipment                                     51        18
  (Increase) decrease in:
   Accounts receivable                                      (131)       57
   Other current assets                                      (69)       27
   Escrow accounts, deposits and cash bonds                   (4)      (22)
  Increase (decrease) in:
   Accounts payable                                       (1,236)      240
   Other current liabilities                                 961      (335)
   Deferred revenue                                            -      (124)
                                                         -------   -------

    Net cash used in operating activities                   (137)   (1,349)
                                                         -------   -------

INVESTING ACTIVITIES:
 Purchase of property and equipment                         (768)     (278)
                                                         -------   -------

    Net cash used in investing activities                   (768)     (278)
                                                         -------   -------

FINANCING ACTIVITIES:
 Proceeds from capital contributions                         474     1,170
 Proceeds from advances from affiliate company               614       275
 Cash overdraft                                                -        53
                                                         -------   -------

    Net cash provided by financing activities              1,088     1,498
                                                         -------   -------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             183      (129)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                88       129
                                                         -------   -------

CASH AND CASH EQUIVALENTS, END OF PERIOD                 $   271   $     -
                                                         =======   =======

See selected notes to consolidated financial statements.

ATLANTIC WASTE DISPOSAL, INC.
(A WHOLLY-OWNED SUBSIDIARY OF BRAMBLES WASTE SERVICES, INC.)

SELECTED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
THREE MONTHS ENDED MARCH 31, 1998 AND 1997
(DOLLAR AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION   -  The accompanying consolidated financial statements
   include the accounts of Atlantic Waste Disposal, Inc. and its wholly-owned subsidiaries: Atlantic of New York, Inc., Atlantic Transportation Services, Inc. and Resource Products, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The interim financial statements reflect all adjustments (which include only normal recurring adjustments), which in the opinion of management, are necessary to present fairly the financial position at March 31, 1998 and 1997, and results of operations for the three-month periods then ended. The results of operations for the periods ended March 31, 1998 and 1997 are not necessarily indicative of the operating results for a full year.

   DESCRIPTION OF BUSINESS - Atlantic Waste Disposal, Inc. (the "Company"), a wholly-owned subsidiary of Brambles Waste Services, Inc., operates a solid waste landfill facility located in Sussex County, Virginia. Atlantic of New York, Inc. operates a solid waste transfer station in Brooklyn, New York. The Company was in development stage until June 1994 when it commenced accepting solid waste. The Company is primarily engaged in the business of providing solid waste disposal services through nonhazardous waste disposal facilities. The Company's customers include municipal, commercial and industrial customers principally located in the eastern and mid-Atlantic United States.

   USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Such estimates include the Company's accounting for closure and post-closure obligations, amortization of landfill cell costs, site improvements and certain deferred acquisition costs, and estimates of reserves such as the allowance for doubtful accounts.

   CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

   PROPERTY AND EQUIPMENT - Property and equipment is stated on the basis of cost. The Company provides depreciation over the estimated useful lives of assets using the straight-line method for its property and equipment except for landfill cells and site improvements. The estimated useful lives are thirty years for buildings, the term of the lease for leasehold improvements, five to ten years for vehicles, machinery, and equipment, and five to seven years for furniture and fixtures.

   Landfill cell costs include expenditures for acquisition of land and related airspace, engineering, permitting, legal, capitalized interest and direct site preparation costs which management believes are recoverable. The Company commences depreciating landfill cell costs when construction is completed and the constructed area begins to accept waste. Landfill cell costs are depreciated, using the units-of-production method, based upon airspace of landfill capacity consumed during the fiscal year in relation to estimates of total available airspace. The Company considers total available airspace to include permitted and active landfill cells as well as landfill cells which are expected to be permitted within five years.

   Site improvements include various facility construction costs not directly related to landfill cell construction. The Company depreciates these costs using the units-of-production method based on airspace consumed to date relative to estimates of total available airspace.

   Annually, the Company prepares topographic analyses of the site using various survey techniques to confirm airspace utilization during the current year and remaining capacity. Engineering, legal and other costs associated with the expansion of permitted capacity are deferred until receipt of all necessary operating permits. Such costs are capitalized and amortized after receipt of the necessary operating permits. The Company reviews the realization of landfill cell development on a periodic basis. The Company capitalizes interest costs as part of the cost of developing landfill cells and constructing disposal capacity.

   DEFERRED ACQUISITION COSTS - Deferred acquisition costs consist of various costs associated with obtaining regulatory permits, constructing off-site improvements to roadways and a railroad bridge, securing operating agreements, and other costs which are not directly associated with the purchase of tangible operating assets. Certain acquisition costs directly associated with the landfill purchase are amortized using the units-of-production method based on landfill capacity consumed in relation to estimates of total available airspace. Acquisition costs for obtaining regulatory permits are amortized using the straight-line method over an estimated useful life of fifteen years. Acquisition costs associated with obtaining the regulatory permits to operate the waste transfer station are amortized ratably over the life of the operating agreement.

   LANDFILL CLOSURE AND POST-CLOSURE COSTS - Accrued landfill closure costs include the cost of closure and post-closure monitoring and maintenance of the landfill based on currently available facts, existing technology and interpretation of presently enacted laws and regulations. Landfill post-closure costs represent management's estimate of the current costs of the future obligation associated with maintaining and monitoring the landfill for generally a thirty-year period subsequent to the closure of the landfill.
   The Company estimates the future cost of closure and post-closure costs based on its interpretation of the U.S. Environmental Protection Agency's Subtitle D technical standards. The Company periodically updates its estimates of future closure and post-closure costs with the impact of changes in estimates accounted for on a prospective basis. The Company recognizes these costs on the units-of-production method based on consumed airspace in relation to management's estimate of total available airspace.

   ESCROW ACCOUNTS, DEPOSITS AND CASH BONDS - The Company is required to maintain escrow accounts, deposits and cash bonds to secure performance and compliance with certain laws and regulations of the localities in which it operates.

   REVENUE RECOGNITION - The Company recognizes revenues upon receipt and acceptance of waste material at its landfill and transfer station. Amounts billed prior to services being performed are classified as deferred revenue.

   INCOME TAXES - The Company and its subsidiaries are party to a tax sharing agreement with its parent, and their results of operations are included in a consolidated federal income tax return. Current benefits and expenses related to consolidated federal income taxes are allocated to the Company and its subsidiaries based on their taxable income or loss.

   Deferred income taxes reflect the impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets at March 31, 1998 and 1997 relate primarily to net operating losses. These net operating losses are recognized by the Company as deferred taxes as they will be utilized to reduce their parent's consolidated federal income tax.

   RELATED PARTY TRANSACTIONS - The parent of Brambles Waste Services, Inc., Brambles USA, Inc., provides funding for landfill construction and purchases of assets as well as working capital advances for operations. Interest on the funding from Brambles USA, Inc. is charged monthly on the unpaid balance at First Chicago Bank's prime rate. Brambles USA, Inc. also provides management services to the Company for which it receives a management fee.

   FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables and debt instruments. The book value of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. The carrying value of the Company's long-term debt approximate fair value based on current rates and terms.

   LONG-LIVED ASSETS - Long-lived assets consist primarily of property and equipment and certain intangible assets. The recoverability of long-lived assets is evaluated by an analysis of operating results and consideration of other significant events or changes in the business environment. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value.

   RECENT ACCOUNTING PRONOUNCEMENT - In October 1996, the AICPA issued SOP 96-1, "Environmental Remediation Liabilities." The SOP provides guidance with respect to the recognition, measurement and disclosure of environmental remediation liabilities. The Company adopted SOP 96-1 in the first quarter of fiscal 1998; however, the effect of such adoption was not material.

2. COMMITMENTS AND CONTINGENCIES

   PROPOSED SALE - On March 25, 1998, Brambles Waste Services, Inc. entered into definitive agreement with Eastern Environmental Services, Inc. for the proposed sale of all of the Company's outstanding common stock for total consideration of $85,600 subject to certain terms and conditions. In addition, the acquisition of the Company is subject to the waiver or expiration of a 90-day right of first refusal to acquire the landfill by a third party.

   LAWS AND REGULATIONS - The Company is subject to extensive and evolving federal, state, and local environmental laws and regulations in the United States and elsewhere that have been enacted in response to technological advances and the public's increased concern over environmental issues. The majority of expenditures necessary to comply with environmental laws and regulations are made in the normal course of business. Although the Company, to the best of its knowledge, is in compliance in all material respects with the laws and regulations affecting its operations, there is no assurance that the Company will not have to expend substantial amounts for compliance in the future.

   The Company is subject to the 1996 Air Regulation "New Source Performance Standards" for control of landfill gas emissions. The Company filed the initial notification required by this regulation indicating that it had not passed the threshold in landfill gas emissions requiring installation of control devices. The quantity of waste managed up to this point in Cell 1 would not have generated sufficient landfill gas to require installation of control devices. With increased waste volumes, and operation of Cell 2, during fiscal 1997 the Company may have passed this threshold, and an evaluation is currently being completed by management. If the threshold has been exceeded, the Company must design a control system, most likely a flare device, and obtain the necessary air permits from the VA DEQ.

   LITIGATION - The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's consolidated financial position, results of operations or liquidity.

   LANDFILL LEASE - The Company has entered into a Contract and Ground Lease Agreement with Sussex County, Virginia, (the "County"). Under the agreement, the Company has conveyed its leasehold rights in the landfill site to the County. The term of the agreement extends for twenty-five years with automatic one-year extensions until the entire capacity of the landfill has been utilized. The Contract and Ground Lease Agreement was most recently amended on December 20, 1996 resulting primarily in revisions to the amount of base rent paid to the County.

   Upon the expiration of the agreement, the Company must pay a termination fee of $100 to the County unless the Company exercises the purchase option contained in the agreement. The purchase option allows the Company to purchase the landfill property and improvements at the expiration of the agreement for the fair market value of the buildings, but in no event will the purchase price be less than $500.

   OPERATING PERMIT - The Conditional Use Permit, which grants the Company approval to operate the landfill, requires that the Company establish an escrow account and fund the account at a rate of $5 per acre for each acre of the landfill used for disposal. The escrow funds and interest thereon shall be held for the benefit of the County subject to certain withdrawal terms. Ten years subsequent to approval of the final closure of the landfill, 50% of the escrow funds and interest thereon may be disbursed to the Company. The remaining balance will be paid to the Company twenty years after final closure of the landfill. However, the County shall be entitled to draw upon the escrow account in the event of any material contamination of the landfill or release of contaminants which is not promptly remedied by the Company.

   The Conditional Use Permit also contains a provision which requires the Company to reimburse the County annually for the cost of inspection and analysis of the waste material at the landfill. Such costs are to be reimbursed at actual costs not to exceed $125 annually. The maximum reimbursable costs is to increase at $25 increments every five years.

   The Company has entered into an operating agreement with the assignor of the landfill Conditional Use Permit which provides for royalty payments to the assignor based on the gate price of each ton of waste accepted and quarterly waste receipts. The agreement also contains a covenant that requires the Company to maintain its stockholder's equity in an amount which does not fall below $7,000.

   WETLANDS MITIGATION - The Company's total available airspace used to depreciate landfill cells, site improvements and certain deferred acquisition costs contains 12.5 acres of unpermitted wetlands. The Company expects to submit a standard permit application to the U.S. Army Corps of Engineers in July 1998 requesting permission to mitigate the wetlands on site. Regulatory review by the U.S. Army Corps of Engineers is expected to conclude by December 1999. Although there is no assurance that regulatory approval of the standard permit application will be granted, the Company is not aware of any matters that would preclude approval.

   LANDFILL OPERATIONS AGREEMENT - The Company has subcontracted landfill operations to a company which provides equipment operators and heavy landfill equipment for the spreading of waste to active landfill cells. The subcontract agreement is for a period of five years, and provides for monthly charges based on machine hours.

   LETTERS OF CREDIT - The Company is required to maintain letters of credit to guarantee performance under certain agreements, primarily closure and post-closure reserve obligations.

   WASTE TRANSFER CONTRACT - The Company entered into a three-year contract in November 1997 whereby the transfer of solid waste intermodal containers to and from railcars, and transportation of the containers to the active landfill from the Company's rail siding was contracted to a third party. The Company is charged a drayage fee by the ton and is required to meet a monthly minimum tonnage amount.

                                *  *  *  *  *  *

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

     The following unaudited pro forma consolidated statement of operations for the three months ended March 31, 1998 gives effect to the pending acquisition of Atlantic Waste Disposal, Inc. ("Atlantic Disposal") and Atlantic Waste of New York, Inc. ("Atlantic New York") pursuant to the terms of Agreements for the Sale and Purchase of Stock (the "Stock Purchase Agreements") dated March 25, 1998 for total consideration of approximately $85.6 million.

     The following unaudited pro forma consolidated statement of operations for the three months ended March 31, 1998 gives effect to the aforementioned transaction as if the transaction had occurred on January 1, 1998. The following unaudited pro forma financial data may not be indicative of what the results of operations or financial position of Eastern Environmental Services, Inc. would have been, had the transactions to which such data gives effect had been completed on the date assumed, nor are such data necessarily indicative of the results of operations or financial position of Eastern Environmental Services, Inc. that may exist in the future. The unaudited pro forma financial data and related pro forma adjustments have been prepared by the Registrant's management based in part on historical financial information provided by the management of completed and pending acquisitions. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statements and notes thereto, and the consolidated financial statements and notes of Eastern Environmental Services, Inc. as of June 30, 1997 and for each of the three years in the period then ended as filed in the Company's report on Form 8-K (filed May 20,1998) and the historical financial statements of Atlantic Waste Disposal, Inc. appearing elsewhere in this filing.

                      EASTERN ENVIRONMENTAL SERVICES, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                            EASTERN
                            ENVIRON-                               PRO
                             MENTAL                PRO FORMA      FORMA
                         SERVICES, INC. ATLANTIC  ADJUSTMENTS  CONSOLIDATED
                         -------------- --------  -----------  ------------
Revenues................    $55,193     $ 6,596      $--        $   61,789
Cost of revenues........     34,496       4,411        33(a)        38,940
Selling, general, and
 administrative
 expenses...............      7,023         560       --             7,583
Depreciation and
 amortization...........      4,332         812       --             5,144
Merger costs............      3,945         --        --             3,945
                            -------     -------      ----       ----------
Operating income........      5,397         813       (33)           6,177
Interest (expense)
 income, net............       (983)     (1,434)      (11)(b)       (2,428)
Other (expense) income,
 net....................       (121)        --        --              (121)
                            -------     -------      ----       ----------
Income (loss) before
 income taxes...........      4,293        (621)      (44)           3,628
Income tax (expense)
 benefit................     (3,700)        147       --            (3,553)
                            -------     -------      ----       ----------
Net income..............    $   593     $  (474)     $(44)      $       75
                            =======     =======      ====       ==========
Diluted earnings per
 share..................                                        $      --
                                                                ----------
Weighted average number
 of shares outstanding..                                        26,438,209
                                                                ==========

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF MARCH 31, 1998


The following unaudited pro forma consolidated balance sheet at March 31, 1998 gives effect to the pending acquisition of Atlantic Disposal and Atlantic New York pursuant to the terms of Agreements for the Sale and Purchase of Stock, both dated March 25, 1998. The Registrant will purchase all of the outstanding stock of Atlantic Disposal and Atlantic New York for total consideration of approximately $85.6 million. The Atlantic Disposal and Atlantic New York transactions are anticipated to be accounted for using the "purchase" method.

The following unaudited pro forma financial data may not be indicative of what the financial condition of the Company would have been, had the transactions to which such data gives effect been completed on the date assumed, nor are such data necessarily indicative of the financial condition of the Company that may exist in the future. The unaudited pro forma financial data and related pro forma adjustments have been prepared by the Registrant's management based in part on historical financial information provided by the management of completed and pending acquisitions. The following unaudited pro forma information should be read in conjunction with the notes thereto, the other pro forma financial statements and notes thereto, and the historical financial statements and notes of Eastern Environmental Services, Inc. as filed in the Company's report on Form 8-K (filed May 20, 1998) and the historical financial statements of Atlantic Waste Disposal, Inc. appearing elsewhere in this filing.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                             EASTERN
                          ENVIRONMENTAL             PRO FORMA      PRO FORMA
                          SERVICES, INC. ATLANTIC  ADJUSTMENTS    CONSOLIDATED
                          -------------- --------  -----------    ------------
ASSETS
Current assets
 Cash and cash
  equivalents...........     $  4,660    $    271   $    --         $  4,931
 Accounts receivable,
  net of allowance......       27,434       3,494        --           30,928
 Deferred income taxes..        1,833         --         --            1,833
 Prepaid expenses and
  other current assets..        7,458         289        --            7,747
                             --------    --------   --------        --------
  Total current assets..       41,385       4,054        --           45,439
                             --------    --------   --------        --------
Net property, plant and
 equipment..............      162,460      33,810     50,953 (1)     247,223
Excess cost over fair
 market value of net
 assets acquired........       81,653         --         --           81,653
Intangible assets, net..       14,930      24,528    (24,528)(1)      14,930
Notes receivable from
 stockholders/officers..          442         --         --              442
Deferred income taxes...          --        9,116     (9,116)(1)         --
Other assets............        4,923         435        --            5,358
                             --------    --------   --------        --------
  Total assets..........     $305,793    $ 71,943   $ 17,309        $395,045
                             ========    ========   ========        ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable.......     $ 13,874    $    723   $    --         $ 14,597
 Accrued expenses and
  other current
  liabilities...........       16,462       2,235       (286)(1)      18,411
 Income taxes payable...          877         --         --              877
 Current portion of
  accrued landfill
  closure and other
  environmental costs...        4,056         --         --            4,056
 Current portion of
  long-term debt........        1,211         --         --            1,211
 Current portion of
  capitalized lease
  obligations...........        1,177         --         --            1,177
 Deferred revenue.......        3,514         --         --            3,514
 Due to affiliated
  company...............          --       61,005    (61,005)(1)         --
                             --------    --------   --------        --------
  Total current
   liabilities..........       41,171      63,963    (61,291)         43,843
                             --------    --------   --------        --------
Deferred income taxes...        6,242         --         --            6,242
Long-term debt, less
 current portion........       62,837         --      85,600 (1)     148,437
Capitalized lease
 obligations, less
 current portion........        1,022         --         --            1,022
Accrued landfill closure
 and other environmental
 costs..................       14,868         945        --           15,813
Other liabilities.......       19,222          35        --           19,257
Stockholders' equity
 Common stock...........          252         --         --              252
 Additional paid-in
  capital...............      147,467      22,175    (22,175)(1)     147,467
 Retained earnings
  (deficit).............       12,788     (15,175)    15,175 (1)      12,788
 Less treasury stock at
  cost--39,100 common
  shares................          (76)        --         --              (76)
                             --------    --------   --------        --------
  Total stockholders'
   equity...............      160,431       7,000     (7,000)        160,431
                             --------    --------   --------        --------
  Total liabilities and
   stockholders' equity.     $305,793    $ 71,943   $  7,309        $395,045
                             ========    ========   ========        ========

                     EASTERN ENVIRONMENTAL SERVICES, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

 THE UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 1998 HAS BEEN ADJUSTED TO REFLECT THE FOLLOWING:

  (1) On March 25, 1998, the Company entered into stock purchase agreements for the pending acquisitions of all the outstanding stock of Atlantic Waste Disposal, Inc. and Atlantic of New York, Inc. (collectively, "Atlantic") for total anticipated cash consideration to be paid by Eastern Environmental Services, Inc. of $85.6 million. The acquisition is anticipated to be accounted for under the purchase method. Pursuant to the terms of the stock purchase agreements, certain property, equipment, intangible assets, other assets and working capital will be acquired and certain liabilities will be assumed. With respect to the closure and post-closure liabilities, the Company anticipates recording an estimate of closure and post-closure liability for the entire site utilizing engineering studies and state requirements as compared to the percentage of airspace utilized at the date of the acquisition. The allocation of the purchase price is preliminary and assumes the historical book value of tangible assets approximates fair value. The actual allocation will be based on management's final evaluation of such assets and liabilities. The excess of the purchase price over the historic cost of net assets was allocated to the value of the landfill site; however, this excess may ultimately be allocated to other specific tangible and intangible assets. The final allocation of the purchase price and the resulting effect on operations may differ significantly from the pro forma amounts included herein. The preliminary allocation of the purchase price is as follows:

   Property, equipments and landfill site......................... $84,763,000
   Current assets acquired........................................   4,054,000
   Other assets acquired..........................................     435,000
   Other liabilities..............................................  (2,707,000)
   Landfill closure, post-closure, and other environmental costs..    (945,000)
                                                                   -----------
   Borrowings under the Company's revolving credit facility to affect the acquisition of Atlantic............................ $85,600,000
                                                                   ===========

 THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998 HAS BEEN ADJUSTED TO REFLECT THE FOLLOWING:

  (a) To adjust depreciation and amortization expense for the change in the basis of property, equipment, landfill site costs and intangible assets as if the purchase of Atlantic had been completed on July 1, 1996 net of historical depreciation and amortization expense of Atlantic and to reflect the Company's methodology of amortizing landfill site costs and closure and post-closure costs. Landfill site costs and closure and post-closure costs are amortized based upon consumed airspace using the unit-of-production method of airspace filled during the period in relation to estimates of total available airspace.

  (b) To record additional interest expense of $11,000 from borrowings (at the Company's average borrowing rate of approximately 6.75% under the Company's revolving credit facility) of $85.6 million incurred to consummate the acquisition of Atlantic, net of historical interest expense of $1.4 million.